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Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-4 of our report dated January 28,2000, except for Note 8 as to which the date was February 1, 2000 and Note 11, as to which the date was March 22, 2000, on the consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which appears in this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

MOSS ADAMS LLP

Los Angeles, California
July 20, 2001

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Exhibit 23.4